                                               DRUG EMPORIUM, INC. AND SUBSIDIARIES
                                                 COMPUTATION OF EARNINGS PER SHARE

                                                          - Exhibit 11 -

                                                Three Months Ended                     Nine Months Ended
                                             November 26, November 27,             November 26, November 27,
                                                1994         1993                     1994         1993
                                                ----         ----                     ----         ----

                                                                     (Unaudited)
                                                        (In thousands, except per share data)
 Primary:
    Weighted average number of common
    shares outstanding                       13,171           13,131               13,165           13,127

    Net effect of dilutive stock
    options -- based on treasury
    stock method using estimated
    average market price                         (a)              (a)                  (a)              (a)
                                             ------           ------               ------           ------

    Weighted average common and
    common equivalent shares                 13,171           13,131               13,165           13,127
                                             ======           ======               ======           ======

    Net income (loss)                       $(7,892)             $89              $(7,396)            $426
                                            =======              ===              =======             ====

    Net income (loss) per common and
    common equivalent share                  $(0.60)           $0.01               $(0.56)           $0.03
                                             ======            =====               ======            =====


 Fully Diluted:
    Weighted average number of common
    shares outstanding                       13,171           13,131               13,165           13,127

    Net effect of dilutive stock
    options -- based on treasury
    stock method using closing market
    price                                        (a)              (a)                  (a)              (a)
                                             ------           ------               ------           ------

    Fully diluted shares                     13,171           13,131               13,165           13,127
                                             ======           ======               ======           ======
    Net income (loss)                       $(7,892)             $89              $(7,396)            $426
                                            =======              ===              =======             ====

    Net income (loss) per common
    share assuming full dilution             $(0.60)           $0.01               $(0.56)           $0.03
                                             ======            =====               ======            =====

(a) Excluded as amounts are antidilutive.





                                                                12